EXHIBIT 21.1
                       SUBSIDIARIES OF TRENWICK GROUP LTD.



Name of Subsidiary                                Jurisdiction of Incorporation

LaSalle Re Holdings Limited                                   Bermuda

LaSalle Re Limited                                            Bermuda

Trenwick (Barbados) Ltd.                                      Barbados

Trenwick America Corporation                                  Delaware

Trenwick America Reinsurance Corporation                      Connecticut

Chartwell Insurance Company                                   Connecticut

The Insurance Corporation of New York                         New York

Trenwick Holdings Limited                                     United Kingdom

Trenwick International Limited                                United Kingdom

Chartwell Holdings Limited                                    United Kingdom

Chartwell Managing Agents Limited                             United Kingdom